EXHIBIT 4.3

AMENDMENT NO. 1 TO CONVERTIBLE NOTE

This Amendment No. 1 to Convertible Note (this “Amendment”) is made this 31st day of January, 2011, by and between BigString Corporation, a Delaware corporation (the “Borrower”), and Alpha Capital Anstalt (the “Holder”), and amends that certain Convertible Note dated June 23, 2009 in the principal amount of $75,000 issued by the Borrower to the Holder (the “Note”).  The Borrower and the Holder are each occasionally referred to herein as a “Party” and together as the “Parties.”

WHEREAS, pursuant to the terms of that certain Agreement and Release of even date herewith by and between the Borrower and the Holder (the “Agreement and Release”) and in exchange for the consideration described therein, the Parties have agreed to amend the Note on the terms set forth in this Amendment;

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in the Agreement and Release, the Parties hereby agree as follows:

1.           The introductory paragraph of the Note is amended in its entirety as follows:

“For value received, BigString Corporation, a Delaware corporation (hereinafter called “Borrower”), hereby promises to pay to Alpha Capital Anstalt (the “Holder”), without demand, the sum of $75,000, with simple and unpaid interest thereon, on June 23, 2013 (the “Maturity Date”), if not paid sooner.”

2.           Except as expressly amended hereby, the terms and conditions of the Note shall remain in full force and effect.

3.           This Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey.

IN WITNESS WHEREOF, the undersigned have executed and acknowledged this Amendment as of the date first written above.

BIGSTRING CORPORATION

By:	/s/ Darin Myman
Name:	Darin Myman
Title:	President and Chief Executive Officer

ALPHA CAPITAL ANSTALT

By:	/s/ Konrad Ackermann
Name:	Konrad Ackermann
Title:	Director